UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 14, 2006 (February 9, 2006)

Centex Corporation

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	1-6776 (Commission File Number)	75-0778259 (IRS Employer Identification No.)

2728 N. Harwood Street, Dallas, Texas		75201
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number including area code: (214) 981-5000

Not Applicable
(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
INDEX TO EXHIBITS
Form of Indemnification Agreement
Form of Change of Control Agreement

Item 1.01 Entry into a Material Definitive Agreement.
     Director Indemnification Agreements
     On February 9, 2006, the board of directors of Centex Corporation, a Nevada corporation (the “Corporation”), approved a new form of indemnification agreement to be entered into by the Corporation with its directors. The agreement to be entered into with each director was approved either by the corporate governance and nominating committee or by the board of directors (other than the members of the corporate governance and nominating committee). On February 9, 2006, the Corporation entered into separate indemnification agreements with the following directors: Barbara T. Alexander, Dan W. Cook III, Juan L. Elek, Timothy R. Eller, Ursula O. Fairbairn, Thomas J. Falk, Clint W. Murchison, III, Frederic M. Poses, James J. Postl, David W. Quinn and Thomas M. Schoewe. The Corporation currently expects that it will enter into indemnification agreements in the form that was approved on February 9, 2006 with any future directors. In general, the indemnification agreements provide that the Corporation will, to the fullest extent permitted by Nevada law and subject to certain limitations, indemnify the director against certain expenses (including attorneys’ fees), judgments, fines, penalties and settlement amounts that may be incurred in connection with the defense or settlement of any claim, criminal, civil or administrative action or proceeding to which the director becomes subject in connection with the director’s service as a director of the Corporation. The agreements provide for indemnification rights regarding both third-party claims and proceedings brought by or in the right of the Corporation. In addition, the indemnification agreements provide for the mandatory advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the agreement to the fullest extent permitted by Nevada law. The indemnification agreements also establish certain procedures and presumptions that apply in determining whether the director is entitled to indemnification. The indemnification agreements supersede all prior indemnification agreements entered into with the directors. The indemnification agreements do not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including any rights arising under the Articles of Incorporation or By-Laws of the Corporation, or Nevada law. The above description of the indemnification agreements does not purport to be complete and is qualified in its entirety by reference to the form of indemnification agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

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     Executive Change of Control Agreements
     The Corporation entered into change of control agreements as of February 13, 2006 with Timothy R. Eller (Chairman and Chief Executive Officer), Leldon E. Echols (Executive Vice President and Chief Financial Officer), Andrew J. Hannigan (President – Centex Homes), Robert S. Stewart (Senior Vice President – Strategy and Corporate Development), Jonathan R. Wheeler (Senior Vice President – Organization Development), Brian J. Woram (Senior Vice President — Chief Legal Officer), and Mark D. Kemp (Senior Vice President – Controller). The Corporation expects to enter into similar agreements with a limited number of additional individuals who are not executive officers from time to time. The change of control agreements do not provide for the payment of specified amounts of salary or bonus or other compensation in the event of a change of control as in the case of many traditional severance arrangements. The agreements were approved by the board of directors and the compensation and management development committee of the Corporation to protect these individuals from excise taxes that might be imposed on them as a result of the receipt of any compensatory payment or distribution upon a change of control, including any payment or distribution resulting from acceleration of vesting of equity and deferred cash compensation awards, and the payment or vesting of performance awards under the terms of the Corporation’s equity and incentive compensation plans. Under the terms of the change of control agreements if any payment received upon a change of control would be subject to excise tax under Section 4999 of the Internal Revenue Code or similar provision, the executive would receive a gross-up payment in an amount necessary to ensure that the executive does not bear the cost of the excise tax, unless a cut back by less than 10% of the total maximum amount payable would make the excise tax inapplicable (in which case the compensation payable to the executive will be cut back to the extent necessary to make the tax inapplicable). The above description of the change of control agreements does not purport to be complete and is qualified in its entirety by reference to the form of change of control agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits

Exhibit
Number	Exhibit Description

10.1	Form of Indemnification Agreement for Directors, as adopted on February 9, 2006

10.2	Form of Change of Control Agreement, dated as of February 13, 2006, between the Corporation and each of Timothy R. Eller, Leldon E. Echols, Andrew J. Hannigan, Robert S. Stewart, Jonathan R. Wheeler, Brian J. Woram, Mark D. Kemp and others

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CENTEX CORPORATION
By:	/s/ James R. Peacock III
	Name:	James R. Peacock III
	Title:	Vice President, Deputy General Counsel and Secretary

Date: February 14, 2006

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INDEX TO EXHIBITS

Exhibit
Number	Exhibit Description

10.1	Form of Indemnification Agreement for Directors, as adopted on February 9, 2006

10.2	Form of Change of Control Agreement, dated as of February 13, 2006, between the Corporation and each of Timothy R. Eller, Leldon E. Echols, Andrew J. Hannigan, Robert S. Stewart, Jonathan R. Wheeler, Brian J. Woram, Mark D. Kemp and others